Exhibit 10.5

GIGPEAK, INC.
CHANGE IN CONTROL BONUS PLAN

1.	PURPOSE

The purpose of the GigPeak, Inc. Change in Control Bonus Plan (the “Plan”) is to provide cash bonus payments to certain employees of GigPeak, Inc. (the “Company”) upon a change in control of the Company as further set forth herein.  The Plan is designed to promote the interests of the Company and its stockholders by providing an additional incentive to management and employees to maximize the value of the Company’s business and its common stock.

2.	DEFINITIONS

The following capitalized words as used herein shall have the following meanings:

(a)          “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

(b)          “Award” means the contingent right of a Participant to receive a cash payment under the Plan upon a Change in Control of the Company, subject to such terms and conditions as the Committee may establish under the terms of the Plan.

(c)          “Board” means the Board of Directors of the Company.

(d)          “Bonus Percentage” means the sum, rounded to the nearest 0.01%, of (i) four percent (4%) plus (ii) (A) 0.034 multiplied by (B) the premium of the amount paid to a stockholder in the Change in Control (or if a sale of all or substantially all of the assets of the Company, available for distribution to a stockholder of the Company from the proceeds of such sale) over the average closing price of a share of the Company’s common stock for the 90-day period ending immediately prior to the announcement of the Change in Control, for which such premium shall be expressed as a percentage.  The Bonus Percentage shall have a cap of five and one-half percent (5.5%).

(e)          A “Change in Control” shall be deemed to take place if hereafter any one or a combination of the following occur, provided such events or circumstances also constitute a change in ownership or effective control or a sale of substantially all of the assets of the Company under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):  (i) any “Person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) the consummation of a merger or consolidation of the Company with any other Person (other than a member of the Company and/or its Affiliates), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or (iv) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company’s Affiliates.

(f)           “Committee” means the Compensation Committee of the Board, or such other committee or sub-committee of the Board as the Board may designate from time to time to administer the Plan.

(g)          “Company” means GigPeak, Inc. a Delaware Corporation.

(h)          “Participant” means an employee of the Company who has been granted an Award under the Plan.

(i)           “Plan” means the GigPeak, Inc. Change in Control Bonus Plan, as it may be amended from time to time.

(j)           “Sales Proceeds” means the aggregate fair market value of the gross consideration (cash and/or non-cash) received by the Company in a sale of its assets or its security holders in all other Changes in Control, but shall not include any amounts paid or payable for the following:  (i) any severance or other compensatory payments paid or payable to employees or consultants of the Company upon a Change in Control; (ii) any tax gross-up payments made in connection with Section 280G of the Code as may be paid or payable to employees or consultants of the Company upon a Change in Control in accordance with the terms of any plan, program or arrangement of the Company; (iii) any consulting, legal, accounting or other fees or costs paid in connection with the transaction triggering the Change in Control; and (iv) any other costs, fees or expenses as may be determined by the Committee in good faith immediately prior to the consummation of the Change in Control, taking into account such factors as the Committee deems appropriate.

3.	PLAN ADMINISTRATION

(a)          Committee Members.  The Plan shall be administered by the Committee.  The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan.  No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

(b)          Discretionary Authority.  Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the time or times at which Awards may be granted, the recipients of Awards, and all other terms of Awards under the Plan.  The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan.  All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

4.	PARTICIPATION

An employee who is, or a group of employees of the Company who are, designated by the Committee to participate in the Plan shall be deemed to be Participants in the Plan.  The Committee may designate additional Participants from time to time as it shall determine in its sole discretion including such pool, group or division of employees of the Company as it deems appropriate.

5.	GRANT OF AWARDS

The Committee shall determine the Participants to whom Awards are granted under the Plan and the terms of payment under an Award in accordance with the terms of the Plan.

6.	PAYMENT OF AWARDS

(a)          Change in Control.  Payments to Participants under the Plan shall be made only upon the consummation of a Change in Control provided that the Participant remains employed by the Company at the time of such consummation in accordance with Section 7 hereof.  Payments to Participants shall be equal to an amount based on a percentage of the Bonus Pool (as defined below).

(b)          Bonus Pool; Limitation on Payments.  The aggregate amount of payments available for distribution to Participants with respect to any Change in Control (the “Bonus Pool”) shall be determined by multiplying the Sales Proceeds by the Bonus Percentage.  To the extent that the aggregate payments under the Bonus Pool would otherwise exceed five and one-half percent (5.5%) of the Sales Proceeds, the Committee shall reduce all payments to Participants payable under the Bonus Pool in a manner that it determines to be equitable and appropriate under the circumstances in its sole discretion.

(c)          Time and Form of Payment.  All payments to Participants hereunder shall be made in single, lump-sum cash payments upon the consummation of the Change in Control transaction and in any event no later than March 15th of the year following consummation of the transaction.

(d)          Tax Withholding.  All payments under this Plan shall be subject to applicable Federal and state income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

7.	EMPLOYMENT REQUIREMENT

(a)          Termination prior to Change in Control.  Any payment to a Participant under the Plan shall be conditioned upon such Participant’s continued employment with the Company until the consummation of the Change in Control. A Participant shall not be entitled to the payment under an Award if his or her employment is terminated at any time or for any reason prior to the consummation of a Change in Control, including by reason of death, disability, retirement, voluntary or involuntary termination, or termination with or without cause.

(b)          Termination following a Change in Control.  The termination of a Participant’s employment upon or following the consummation of a Change in Control shall not affect the Participant’s right to payment under an Award, regardless of the reason for such termination.

8.	UNFUNDED STATUS

All rights of Participants to benefits under the Plan are unfunded obligations of the Company. Plan benefits shall be paid from the general assets of the Company, and each of the Participants shall have the status of an unsecured general creditor of the Company with respect to all interests under the Plan.

9.	TIMING OF PAYMENT

Notwithstanding anything to the contrary herein, if at the time of a Participant’s separation from service the Participant is a “specified employee,” as hereinafter defined, any and all amounts payable under the Plan on account of that separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its reasonable good faith discretion, and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of that six month period.  For purposes of the Plan, the phrase “termination of employment“ and correlative phrases mean a “separation from service” as defined in Treas. Regs.§1.409A-1(h), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i).

10.	GENERAL PROVISIONS

(a)          Effective Date.  The Plan shall become effective on November 17, 2016.

(b)          Amendment and Termination.  The Company may, by action of the Board, amend or terminate the Plan at any time, provided that any resulting reduction in a Participant’s right to payment under a previously granted Award shall be compensated for by a replacement plan or arrangement of comparable or greater value to the affected Participant.

(c)          Other Benefits; No Right to Employment.  No payments hereunder shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to an Participant under applicable law or under any other plan, program or agreement of the Company. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or to limit, in any way, the right of the Company to terminate, or to change the terms of, a Participant’s employment at any time.

(d)          Governing Law.  The Plan shall be governed by and construed in accordance with the laws of California, without regard to otherwise applicable choice-of-law rules.